Exhibit 99(a)
                                                                  NEWS RELEASE

CONTACT:    Joanna Lipper
            NCT Group, Inc.
            (203) 961-0500 ext. 3506
            (203) 348-4106 (fax)
            jlipper@nct-active.com


                    NCTI ANNOUNCES SENIOR MANAGEMENT CHANGES

STAMFORD, Conn, April 26, 2000 -- NCT Group, Inc. (OTCBB: NCTI) announced today several senior management changes. Mr. Jay Haft retired as chairman of the board of the Company. He remains a member of the Board of Directors and will continue to advise the Company and its subsidiaries. Mr. Michael Parrella was elected chairman and retains his current position as chief executive officer of the Company. Ms. Irene Lebovics was elected president and will be responsible for the Company's day-to-day operations as well as supporting the logistics required to grow NCTI's subsidiaries and new businesses. Mr. Parrella will focus his activities on the strategic business objectives of the Company and its subsidiaries including, among other things, strategic partnerships, acquisitions, licensing efforts, further exploitation of NCTI-developed technologies and the identification and incubation of new technologies targeted to rapidly-growing emerging markets such as eBusiness, IP telephony and microbroadcasting.

      "The Company would like to recognize the many contributions made by Jay Haft during his years as chairman of the board and to express its sincere appreciation for his efforts on behalf of the Company while in that capacity," said Mr. Parrella, chairman and CEO, NCTI. "We are pleased and privileged that Jay's involvement with the Company will continue as we greatly value his forthright, unbiased counsel and unwavering support."

      Mr. Parrella has served as president and chief executive officer of NCTI since 1986. Under his direction, NCTI has built one of the largest intellectual property portfolios in its field and developed several leading-edge technologies. Since joining the Company in 1989, Ms. Lebovics has been responsible for the commercialization of the NoiseBuster(TM) and other active noise reduction headset products as well as for the Company's marketing communications activities and that of its subsidiaries. She has held the position of executive vice president since October, 1998.

      NCT Group, Inc. is a leading technology developer with an extensive portfolio of proprietary algorithms and a wide variety of product offerings for consumer, commercial and industrial applications. The Company specializes in the utilization of sound and signal waves to reduce noise, improve signal-to-noise ratio and enhance sound quality. For more information, refer to the company's World Wide Web site at http://www.nct-active.com.

                                           # # #

Cautionary Statement Regarding Forward-Looking Statements
Certain information contained in this press release are forward-looking statements within the meaning of the Private Securities Litigation Act of 1995 (the "Act"), which became law in December 1995. In order to obtain the benefits of the "safe harbor" provisions of the Act for any such forward-looking statements, the Company wishes to caution investors and prospective investors about significant factors, which among others, have in some cases affected the Company's actual results and are in the future likely to affect the Company's actual results and cause them to differ materially from those expressed in any such forward-looking statements. Investors and prospective investors should read this press release in conjunction with the Company's most recent Form 10-K and Forms 10-Q.